EXHIBIT 21.1
infoUSA INC. AND SUBSIDIARIES
SUBSIDIARIES AND STATE OF INCORPORATION

BJ Hunter Information, Inc.	Canada
City Directories, Inc.	Delaware
Donnelley Marketing, Inc.	Delaware
Edith Roman Holdings, Inc.	Delaware
Hill-Donnelly Corporation	Delaware
infoUSA Marketing, Inc.	Delaware
infoUSA.com Inc.	Delaware
Millard Group, Inc.	New Hampshire
OneSource Information Services, Inc.	Delaware
OneSource Information Services, Ltd.	United Kingdom
Storefront Images USA, Inc.	Delaware
Strategic Information Management, Inc.	Delaware
TGMVC Corporation	Delaware
Walter Karl, Inc.	New York
Yesmail, Inc.	Delaware